Exhibit (i)(2)

                          Opinion of Chapman and Cutler



                                 March 29, 2001



Eagle Funds
250 North Rock Road, Suite 150
Wichita, Kansas  67206-2241


     Re:                  Eagle Funds
                          -----------
Gentlemen:

     We have served as counsel for the Eagle Funds (the "Fund"), which proposes to offer and sell shares of various classes of its series, The Nasdaq 100 Index Fund (collectively, the "Shares") in the manner and on the terms set forth in Post-Effective Amendment No. 1 to its Registration Statement on Form N-1A to be filed on or about March 30, 2001 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended.

     In connection therewith, we have examined such pertinent records and documents and matters of law, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth, including the Fund's Declaration of Trust, Bylaws, Certificate for the Establishment and Designation of Classes, Registration Statement, actions of the Fund's Board of Trustees at its organizational meeting and a certificate executed by an appropriate officer of the Fund certifying and attaching copies of the Fund's Declaration of Trust, Bylaws, Certificate for the Establishment and Designation of Classes, and certain actions of the Board of Trustees of the Fund authorizing the issuance of Shares.

     In such examination, we have assumed the genuineness of all signatures, the conformity to the original of all of the documents received by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     Based upon the foregoing, we are of the opinion that:

     The Shares of the Fund may be legally and validly issued from time to time in accordance with the Fund's Declaration of Trust dated August 10, 1999, the Fund's Bylaws, the Fund's Certificate for the Establishment and Designation of Classes, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws





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regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per share and such Shares, when so issued and sold, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-88553) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

                                Respectfully submitted,

                                /s/ Chapman and Cutler

                                CHAPMAN AND CUTLER





















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